CAMPBELL'S REPORTS THIRD QUARTER FISCAL 2025 RESULTS

•Net Sales increased 4% to $2.5 billion and increased 1% on an organic basis.
•Earnings Before Interest and Taxes (EBIT) were $161 million. Adjusted EBIT increased 2% to $362 million including the impact of the Sovos Brands acquisition.
•Earnings Per Share (EPS) were $0.22. Adjusted EPS decreased 3% to $0.73.
•Fiscal year-to-date cash flow from operations was $872 million; returned $403 million to shareholders through dividends and share repurchases.
•Reaffirms full-year fiscal 2025 guidance with adjusted EPS expected to be at the low end of the range excluding the impact of tariffs. Assuming current tariffs remain in place, the estimated net incremental headwind would be up to $0.03 to $0.05 per share.

CAMDEN, N.J., Jun. 2, 2025—The Campbell's Company (NASDAQ:CPB) today reported results for its third quarter fiscal 2025 ended April 27, 2025. Unless otherwise stated, all comparisons are to the same period of fiscal 2024. The Sovos Brands, Inc. (Sovos Brands) acquisition (also referred to as the acquisition) was completed on March 12, 2024.

CEO Comments
Mick Beekhuizen, Campbell’s President and CEO said “We delivered solid third quarter results that exceeded our expectations partially due to favorable shipment timing. In Meals & Beverages, we are seeing improved consumption across all consumer income groups. Consumers are cooking at home at the highest levels since early 2020 and turning to our brands for value, quality, and convenience. Within Snacks, performance was mixed across the portfolio, and while we’re benefiting from some strong innovation launches, we are adjusting our plans to make sure we’re competitive across our full brand portfolio. Our overall performance reflects our strong execution and disciplined cost management in what remains a dynamic operating environment. We continue to evolve our organization and capabilities to better leverage our scale for growth and drive long-term value creation."

	Three Months Ended
($ in millions, except per share)	April 27, 2025	April 28, 2024	% Change
Net Sales
As Reported (GAAP)	$2,475	$2,369	4%
Organic			1%
Earnings Before Interest and Taxes (EBIT)
As Reported (GAAP)	$161	$248	(35)%
Adjusted	$362	$354	2%
Diluted Earnings Per Share
As Reported (GAAP)	$0.22	$0.44	(50)%
Adjusted	$0.73	$0.75	(3)%
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended
	April 27, 2025	April 28, 2024
As Reported (GAAP)	$0.22	$0.44

Costs associated with cost savings and optimization initiatives	$0.08	$0.05

Commodity mark-to-market losses (gains)	$0.02	$(0.03)

Accelerated amortization	$0.02	$0.02

Certain litigation expenses	$0.01	$—

Impairment charges	$0.37	$—

Costs associated with acquisition	$—	$0.27

Adjusted*	$0.73	$0.75
*Numbers may not add due to rounding

Third Quarter Results
Net sales in the quarter increased 4% to $2.5 billion driven by the benefit from the Sovos Brands acquisition. Organic net sales increased 1% to $2.3 billion primarily driven by 2% favorable volume/mix, partially offset by planned unfavorable net price realization.

Gross profit decreased to $728 million from $732 million. Gross profit margin was 29.4% compared to 30.9%. Adjusted gross profit increased to $745 million from $740 million. Adjusted gross profit margin decreased 110 basis points to 30.1% mainly driven by cost inflation and other supply chain costs, unfavorable net price realization and the impact of the acquisition, partially offset by supply chain productivity improvements, the benefits from cost savings initiatives and volume/mix favorability.

Marketing and selling expenses, which represented approximately 9% of net sales, increased 5% to $216 million. Adjusted marketing and selling expenses increased 5% to $207 million primarily driven by the impact of the acquisition.

Administrative expenses decreased 22% to $162 million. Adjusted administrative expenses decreased 4% to $150 million mainly driven by the benefit from cost savings initiatives, partially offset by higher general administrative costs and inflation and the impact of the acquisition.

Other expenses were $160 million compared to $30 million, primarily driven by a non-cash impairment charge of $150 million related to the Snyder's of Hanover trademark. Adjusted other expenses were $4 million compared to $8 million.

EBIT decreased to $161 million from $248 million primarily driven by the above-mentioned impairment charge. Adjusted EBIT increased 2% to $362 million primarily due to the contribution of the acquisition, partially offset by lower adjusted EBIT in the base business. The base business performance was primarily driven by lower adjusted gross profit partially offset by lower adjusted administrative expenses and adjusted other expenses.

Net interest expense increased to $80 million from $66 million, primarily due to higher levels of debt and higher average interest rates on the debt portfolio. Adjusted net interest expense was $64 million in the prior year. The effective tax rate decreased to 18.5% compared to 26.9% and the adjusted effective tax rate was 22.7% compared to 22.8%.

EPS decreased to $0.22 per share compared to $0.44 per share. Adjusted EPS decreased 3% to $0.73 per share primarily reflecting higher adjusted net interest expense partially offset by the increase in adjusted EBIT. The acquisition was accretive to adjusted earnings per share.

Cash Flow and Shareholder Return
Cash flow from operations for the nine months ending April 27, 2025 was $872 million compared to $897 million in the prior year primarily due to changes in working capital. Capital expenditures year-to-date were $296 million compared to $376 million. In line with Campbell’s commitment to return value to its shareholders, the company has paid $343 million of cash dividends and repurchased common stock of approximately $60 million year-to-date. As of the end of the third quarter, the company had approximately $200 million remaining under its anti-dilutive share repurchase program in addition to approximately $301 million remaining under its September 2021 strategic share repurchase program.

Cost Savings Program
As of the end of the third quarter, Campbell's has delivered approximately $110 million of savings under the $250 million cost savings program announced in September 2024.

Full-Year Fiscal 2025 Guidance:
Based on the company's year-to-date performance, Campbell’s is reaffirming its full-year fiscal 2025 guidance provided on March 5, 2025, excluding the impact of tariffs. Adjusted EBIT and adjusted EPS are now expected to be at the low end of the guidance range due to the slower than anticipated recovery in the Snacks business.

The current tariff situation is fluid in light of recent legal challenges; however, assuming the current tariff actions remain in place, the company estimates the net headwind of higher tariff-related costs could be up to an incremental of $0.03 to $0.05 per share to fiscal 2025 adjusted EPS. This is not factored into the company's fiscal 2025 guidance as the tariff and trade environments are rapidly evolving.

Fiscal 2025 comprises 53 weeks, one additional week compared to fiscal 2024. The benefit of the 53rd week is included in the company's fiscal 2025 guidance (with the exception of organic net sales which exclude the 53rd week) and is estimated to be worth approximately 2 points of growth to reported net sales and adjusted EBIT, along with approximately $0.05 of adjusted EPS.

Other additional guidance assumptions can be found in the accompanying investor presentation available at https://investor.thecampbellscompany.com/events-presentations.

	FY2024 Results		FY2025 Guidance[1]
($ in millions, except per share)
Net Sales	$9,636		+6% to +8%
Organic Net Sales	$9,457	*	(2)% to 0%

Adjusted EBIT	$1,454	*	+3% to +5%

Adjusted EPS	$3.08	*	(4)% to (1)%
			$2.95 to $3.05

1 Guidance reflects Sovos Brands which was acquired on March 12, 2024, the divestiture of the Pop Secret popcorn business which was sold on August 26, 2024, the divestiture of the noosa yoghurt business which was sold on February 24, 2025, and the impact of the 53rd week in fiscal 2025. Organic net sales exclude acquisitions, divestitures, currency and the 53rd week in fiscal 2025. FY 2025 guidance excludes the net impact of higher tariff-related costs.

* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.

Note: A non-GAAP reconciliation is not provided for fiscal 2025 guidance as the company is unable to reasonably estimate the full-year financial impact of items such as actuarial gains or losses on pension and postretirement plans because these impacts are dependent on future changes in market conditions. The inability to predict the amount and timing of these future items makes a detailed reconciliation of these forward-looking financial measures impracticable.

Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

	Three Months Ended April 27, 2025
	($ in millions)
	Meals & Beverages*	Snacks	Total*
Net Sales, as Reported	$1,463	$1,012	$2,475

Volume/Mix	7%	(5)%	2%
Net Price Realization	(1)%	—%	(1)%
Organic Net Sales	6%	(5)%	1%
Currency	—%	—%	—%
Acquisition / (Divestitures)[1]	10%	(3)%	4%
% Change vs. Prior Year	15%	(8)%	4%

Segment Operating Earnings	$248	$145
% Change vs. Prior Year	8%	(13)%

*Numbers may not add due to rounding.
1 Reflects the incremental net sales associated with the Sovos Brands acquisition, which was completed on March 12, 2024, and the loss of net sales associated with the divestitures of the Pop Secret popcorn business, which was completed on August 26, 2024, and the noosa yoghurt business, which was completed on February 24, 2025.
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Meals & Beverages
Net sales in the quarter increased 15% mainly driven by the benefit of the acquisition. Excluding the impact of the acquisition and noosa divestiture, organic net sales increased 6% driven by gains in U.S. soup, Rao's pasta sauces and Canada, partially related to favorable shipment timing. Favorable volume/mix of 7% was partially offset by lower net price realization of 1%. Sales of U.S. soup increased due to increases in condensed soups, broth and ready-to-serve soups. Net sales of Rao's pasta sauces increased primarily due to the timing of shipments related to the implementation of our existing SAP enterprise-resource planning system for Sovos Brands.

Operating earnings in the quarter increased 8% primarily due to the benefit of the acquisition, partially offset by a decline in the base business.

Snacks
Net sales in the quarter decreased 8%. Excluding the impact of the Pop Secret divestiture, organic net sales decreased 5% driven primarily by declines in Goldfish crackers, third-party partner and contract brands, Snyder's of Hanover pretzels, Late July snacks and Lance sandwich crackers. Sales were impacted by volume/mix declines of 5% and neutral net price realization.

Operating earnings in the quarter decreased 13% primarily due to lower gross profit, partially offset by lower administrative expenses.

Corporate
Corporate expense was $226 million in the quarter compared to $135 million. The increase was primarily due to a non-cash impairment charge on the Snyder's of Hanover trademark and unrealized mark-to-market losses on outstanding undesignated commodity hedges compared to gains in the prior year, partially offset by costs associated with the acquisition in the prior year.

Conference Call and Webcast
Campbell's will host a conference call to discuss these results on Monday, June 2, 2025, at 8:00 a.m. Eastern Time. A copy of management's prepared remarks and earnings presentation is now available on the Events & Presentation section of Campbell's investor relations website at
https://investor.thecampbellscompany.com/. Participants calling from the U.S. & Canada may dial in using the toll-free phone number (800) 715-9871. Participants calling from outside the U.S. & Canada may dial in using phone number +1 (646) 307-1963. The conference access code is 3388678. In addition to dial-in, access to a live listen-only audio webcast, as well as a replay, will be available on the company's investor relations website.

Reportable Segments
The Campbell's Company earnings results are reported as follows:

Meals & Beverages, which consists of soup, simple meals and beverages products in retail and foodservice in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; SpaghettiOs pasta; Campbell’s gravies, beans and dinner sauces; Swanson canned poultry; V8 juices and beverages; Campbell’s tomato juice; and as of March 12, 2024, Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Michael Angelo's frozen entrées and pasta sauces; and noosa yogurts. The noosa yoghurt business was sold on February 24, 2025. The segment also includes snacking products in foodservice and Canada; and

Snacks, which consists of Pepperidge Farm cookies, crackers, fresh bakery and frozen products, including Goldfish crackers, Snyder’s of Hanover pretzels, Lance sandwich crackers, Cape Cod potato chips, Kettle Brand potato chips, Late July snacks, Snack Factory pretzel crisps, and other snacking products in retail in the U.S. The segment also includes the snacking and meals and beverages retail business in Latin America. The segment also included the results of our Pop Secret popcorn business, which was sold on August 26, 2024.

The company refers to the following products as our “leadership brands”: Campbell’s condensed and ready-to-serve soups; Chunky soups; Swanson broth, stocks and canned poultry; Pacific Foods broth, soups and non-dairy beverages; Prego pasta sauces; Pace Mexican sauces; V8 juices and beverages; Rao's pasta sauces, dry pasta, frozen entrées, frozen pizza and soups; Pepperidge Farm cookies, crackers and fresh bakery; Goldfish crackers; Snyder’s of Hanover pretzels; Lance sandwich crackers; Cape Cod potato chips; Kettle Brand potato chips; Late July snacks; and Snack Factory pretzel crisps.

About The Campbell's Company
For 155 years, The Campbell’s Company (NASDAQ:CPB) has been connecting people through food they love. Headquartered in Camden, N.J. since 1869, generations of consumers have trusted Campbell's to provide delicious and affordable food and beverages. Today, the company is a North American focused brand powerhouse, generating fiscal 2024 net sales of $9.6 billion across two divisions: Meals & Beverages and Snacks. Campbell's portfolio of 16 leadership brands includes: Campbell’s, Cape Cod, Chunky, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao’s, Snack Factory pretzel crisps, Snyder’s of Hanover, Swanson and V8. For more information, visit www.thecampbellscompany.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Gardy	James Regan
(856) 342-6081	(856) 219-6409
Rebecca_Gardy@campbells.com	James_Regan@campbells.com

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate, and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: the risks associated with imposed and threatened tariffs by the U.S. and reciprocal tariffs by its trading partners; the risks related to the availability of, and cost inflation in, supply chain inputs, including labor, raw materials, commodities, packaging and transportation, including those related to tariffs; disruptions in or inefficiencies to the company’s supply chain and/or operations, including reliance on key contract manufacturer and supplier relationships; declines or volatility in financial markets, deteriorating economic conditions and other external factors, including the impact and application of new or changes to existing governmental laws, regulations, and policies; the company’s ability to execute on and realize the expected benefits from its strategy, including growing sales in snacks and growing/maintaining its market share position in soup; the impact of strong competitive responses to the company’s efforts to leverage brand power with product innovation, promotional programs and new advertising; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; changes in consumer demand for the company’s products and favorable perception of the company’s brands; the risk that the cost savings and any other synergies from the Sovos Brands, Inc. (“Sovos Brands”) transaction may not be fully realized or may take longer or cost more to be realized than expected, including that the Sovos Brands transaction may not be accretive within the expected timeframe or the extent anticipated; the ability to realize projected cost savings and benefits from cost savings initiatives and the integration of recent acquisitions; the risks related to the effectiveness of the company's hedging activities and the company's ability to respond to volatility in commodity prices; the company’s ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; changing inventory management practices by certain of the company’s key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company’s key customers maintain significance to the company’s business; product quality and safety issues, including recalls and product liabilities; the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the uncertainties of litigation and regulatory actions against the company; a disruption, failure or security breach of the company’s or the company's vendors' information technology systems, including ransomware attacks; impairment to goodwill or other intangible assets; the company’s ability to protect its intellectual property rights; increased liabilities and costs related to the company’s defined benefit pension plans; the company’s ability to attract and retain key talent; goals and initiatives related to, and the impacts of, climate change, including from weather-related events; the costs, disruption and diversion of management’s attention associated with activist investors; the company's indebtedness and ability to pay such indebtedness; unforeseen business disruptions or other impacts due to political instability, civil disobedience, terrorism, geopolitical conflicts, extreme weather conditions, natural disasters, pandemics or other outbreaks of disease or other calamities; and other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact the company’s outlook. The company disclaims any obligation or intent to update forward-looking statements in order to reflect new information, events or circumstances after the date of this release.

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	April 27, 2025	April 28, 2024
Net sales	$2,475	$2,369
Costs and expenses
Cost of products sold	1,747	1,637
Marketing and selling expenses	216	206
Administrative expenses	162	208
Research and development expenses	23	27
Other expenses / (income)	160	30
Restructuring charges	6	13
Total costs and expenses	2,314	2,121
Earnings before interest and taxes	161	248
Interest, net	80	66
Earnings before taxes	81	182
Taxes on earnings	15	49
Net earnings	66	133
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$66	$133
Per share - basic
Net earnings attributable to The Campbell's Company	$.22	$.45
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.22	$.44
Weighted average shares outstanding - assuming dilution	299	300

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Nine Months Ended
	April 27, 2025	April 28, 2024
Net sales	$7,932	$7,343
Costs and expenses
Cost of products sold	5,518	5,047
Marketing and selling expenses	722	645
Administrative expenses	502	555
Research and development expenses	74	76
Other expenses / (income)	244	80
Restructuring charges	17	17
Total costs and expenses	7,077	6,420
Earnings before interest and taxes	855	923
Interest, net	243	160
Earnings before taxes	612	763
Taxes on earnings	155	193
Net earnings	457	570
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$457	$570
Per share - basic
Net earnings attributable to The Campbell's Company	$1.53	$1.91
Weighted average shares outstanding - basic	298	298
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$1.52	$1.91
Weighted average shares outstanding - assuming dilution	300	299

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	April 27, 2025	April 28, 2024	Percent Change
Sales
Contributions:
Meals & Beverages	$1,463	$1,272	15%
Snacks	1,012	1,097	(8)%
Total sales	$2,475	$2,369	4%
Earnings
Contributions:
Meals & Beverages	$248	$229	8%
Snacks	145	167	(13)%
Total operating earnings	393	396	(1)%
Corporate income (expense)	(226)	(135)
Restructuring charges	(6)	(13)
Earnings before interest and taxes	161	248	(35)%
Interest, net	80	66
Taxes on earnings	15	49
Net earnings	66	133	(50)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$66	$133	(50)%
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$.22	$.44	(50)%

THE CAMPBELL'S COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Nine Months Ended
	April 27, 2025	April 28, 2024	Percent Change
Sales
Contributions:
Meals & Beverages	$4,848	$4,058	19%
Snacks	3,084	3,285	(6)%
Total sales	$7,932	$7,343	8%
Earnings
Contributions:
Meals & Beverages	$876	$763	15%
Snacks	401	489	(18)%
Total operating earnings	1,277	1,252	2%
Corporate income (expense)	(405)	(312)
Restructuring charges	(17)	(17)
Earnings before interest and taxes	855	923	(7)%
Interest, net	243	160
Taxes on earnings	155	193
Net earnings	457	570	(20)%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to The Campbell's Company	$457	$570	(20)%
Per share - assuming dilution
Net earnings attributable to The Campbell's Company	$1.52	$1.91	(20)%

THE CAMPBELL'S COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	April 27, 2025	April 28, 2024
Current assets	$2,226	$2,139
Plant assets, net	2,665	2,621
Intangible assets, net	9,357	9,947
Other assets	580	536
Total assets	$14,828	$15,243
Current liabilities	$2,849	$3,457
Long-term debt	6,097	5,752
Other liabilities	2,010	2,119
Total equity	3,872	3,915
Total liabilities and equity	$14,828	$15,243
Total debt	$6,896	$7,179
Total cash and cash equivalents	$143	$107

THE CAMPBELL'S COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Nine Months Ended
	April 27, 2025	April 28, 2024
Cash flows from operating activities:
Net earnings	$457	$570
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	176	—
Restructuring charges	17	17
Stock-based compensation	52	80
Amortization of inventory fair value adjustment from acquisition	—	17
Pension and postretirement benefit expense	2	5
Depreciation and amortization	328	298
Deferred income taxes	(58)	13
Loss on sales of businesses	25	—
Other	92	103
Changes in working capital, net of acquisition and divestitures
Accounts receivable	(57)	(33)
Inventories	49	102
Other current assets	(17)	(28)
Accounts payable and accrued liabilities	(150)	(180)
Other	(44)	(67)
Net cash provided by operating activities	872	897
Cash flows from investing activities:
Purchases of plant assets	(296)	(376)
Purchases of route businesses	(130)	(28)
Sales of route businesses	96	33
Business acquired, net of cash acquired	—	(2,617)
Sales of businesses, net of cash divested	258	—
Other	(8)	1
Net cash used in investing activities	(80)	(2,987)
Cash flows from financing activities:
Short-term borrowings, including commercial paper and delayed draw term loan	1,189	4,616
Short-term repayments, including commercial paper and delayed draw term loan	(1,093)	(4,556)
Long-term borrowings	1,144	2,496
Long-term repayments	(1,550)	(100)
Dividends paid	(343)	(334)
Treasury stock purchases	(60)	(46)
Payments related to tax withholding for stock-based compensation	(30)	(46)
Payments of debt issuance costs	(12)	(22)
Net cash provided by (used in) financing activities	(755)	2,008
Effect of exchange rate changes on cash	(2)	—
Net change in cash and cash equivalents	35	(82)
Cash and cash equivalents — beginning of period	108	189
Cash and cash equivalents — end of period	$143	$107

Reconciliation of GAAP to Non-GAAP Financial Measures
Third Quarter Ended April 27, 2025
The Campbell's Company (the "company") uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance. Management considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of the company’s performance and trends in its underlying operating results. The adjustments on earnings may include but are not limited to items such as: unusual or non-recurring gains or charges; costs associated with cost savings and optimization initiatives; actuarial gains or losses on pension and postretirement plans; unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges; gains or losses on the extinguishment of debt; gains or losses on divestitures; costs associated with acquisitions; impairment charges or accelerated amortization; certain litigation expenses or recoveries; and costs or recoveries related to a cybersecurity incident. Depending upon facts or circumstances, management may change these adjustments. When these adjustments change, the company will provide updated definitions of its non-GAAP financial measures. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company will remove these items from its non-GAAP definitions.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency, acquisitions, divestitures and the 53rd week in fiscal 2025. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	April 27, 2025				April 28, 2024			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestitures	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$1,463	$6	$(149)	$1,320	$1,272	$(21)	$1,251	15%	6%
Snacks	1,012	1	—	1,013	1,097	(30)	1,067	(8)%	(5)%
Total Net Sales	$2,475	$7	$(149)	$2,333	$2,369	$(51)	$2,318	4%	1%

Nine Months Ended
	April 27, 2025				April 28, 2024			% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Impact of Divestitures	Organic Net Sales	Net Sales, as Reported	Organic Net Sales
Meals & Beverages	$4,848	$13	$(772)	$4,089	$4,058	$(21)	$4,037	19%	1%
Snacks	3,084	3	—	3,087	3,285	(83)	3,202	(6)%	(4)%
Total Net Sales	$7,932	$16	$(772)	$7,176	$7,343	$(104)	$7,239	8%	(1)%

Twelve Months Ended
	July 28, 2024
(millions)	Net Sales, as Reported	Impact of Divestitures	Organic Net Sales for FY 2025 Guidance
Meals & Beverages	$5,258	$(68)	$5,190
Snacks	4,378	(111)	4,267
Total Net Sales	$9,636	$(179)	$9,457
Items Impacting Earnings
Adjusted Net earnings are net earnings excluding the impact of costs associated with cost savings and optimization initiatives, unrealized mark-to-market gains or losses on outstanding undesignated commodity hedges, accelerated amortization, gains or losses on divestitures, certain litigation expenses or recoveries, impairment charges, costs or recoveries related to a cybersecurity incident, actuarial gains or losses on pension and postretirement plans, and costs associated with acquisitions.

Management believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, management believes that investors may be able to better understand its results excluding these items.
The following items impacted earnings:
(1)The company has implemented several cost savings initiatives in recent years. In the third quarter of fiscal 2025, the company recorded Restructuring charges of $6 million and implementation costs and other related costs of $7 million in Cost of products sold, $7 million in Administrative expenses and $1 million in Research and development expenses related to these initiatives. In the third quarter of fiscal 2024, the company recorded implementation costs and other related costs of $13 million in Administrative expenses, $3 million in Cost of products sold, $1 million in Marketing and selling expenses, $1 million in Research and development expenses and a reduction to Restructuring charges of $3 million related to these initiatives. In the nine-month period of fiscal 2025, the company recorded Restructuring charges of $17 million and implementation costs and other related costs of $26 million in Administrative expenses, $25 million in Cost of products sold, $3 million in Research and development expenses and $2 million in Marketing and selling expenses related to these initiatives. In the nine-month period of fiscal 2024, the company recorded Restructuring charges of $1 million and implementation costs and other related costs of $47 million in Administrative expenses, $9 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives. For the year ended July 28, 2024, the company recorded Restructuring charges of $17 million and implementation costs and other related costs of $54 million in Administrative expenses, $26 million in Cost of products sold, $4 million in Marketing and selling expenses and $3 million in Research and development expenses related to these initiatives.
In the second quarter of fiscal 2024, the company began implementation of an optimization initiative to improve the effectiveness of its Snacks direct-store-delivery route-to-market network. In the third quarter of fiscal 2025, the company recognized $9 million in Marketing and selling expenses and $1 million in Administrative expenses related to this initiative. In the third quarter of fiscal 2024, the company recognized $5 million in Marketing and selling expenses related to this initiative. In the nine-month period of fiscal 2025, the company recognized $17 million in Marketing and selling expenses and $1 million in Administrative expenses related to this initiative. For the year ended July 28, 2024, the company recognized $5 million in Marketing and selling expenses related to this initiative.
In the third quarter of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $31 million ($24 million after tax, or $.08 per share). In the third quarter of fiscal 2024, the total aggregate impact related to the cost savings and optimization initiatives was $20 million ($15 million after tax, or $.05 per share). In the nine-month period of fiscal 2025, the total aggregate impact related to the cost savings and optimization initiatives was $91 million ($70 million after tax, or $.23 per share). In the nine-month period of fiscal 2024, the total aggregate impact related to the cost savings and optimization initiatives was $69 million ($52 million after tax, or $.17 per share). For the year ended July 28, 2024, the total aggregate impact related to the cost savings and optimization initiatives was $109 million ($83 million after tax, or $.28 per share).
(2)In the third quarter of fiscal 2025, the company recognized losses in Cost of products sold of $10 million ($7 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the third quarter of fiscal 2024, the company recognized gains in Cost of products sold of $13 million ($10 million after tax, or $.03 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the nine-month period of fiscal 2025, the company recognized gains in Cost of products sold of $8 million ($6 million after tax, or $.02 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. In the nine-month period of fiscal 2024, the company recognized gains in Cost of products sold of $5 million ($4 million after tax, or $.01 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges. For the year ended July 28, 2024, the company recognized losses in Cost of products sold of $22 million ($16 million after tax, or $.05 per share) associated with unrealized mark-to-market adjustments on outstanding undesignated commodity hedges.
(3)In the third quarter of fiscal 2025 and 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $6 million ($5 million after tax, or $.02 per share) related to customer relationship intangible assets due to the loss of certain contract manufacturing customers, which began in the fourth quarter of fiscal 2023. In the nine-month periods of fiscal 2025 and 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $20 million ($15 million after tax, or $.05 per share). For the year ended July 28, 2024, the company recorded accelerated amortization expense in Other expenses / (income) of $27 million ($20 million after tax, or $.07 per share).
(4)In the third quarter of fiscal 2025, the company completed the sale of its noosa yoghurt business. In the second quarter of fiscal 2025, the company recorded $15 million of tax expense related to the sale. In the nine-month period of fiscal

2025, the company recorded an after-tax loss of $15 million ($.05 per share) on the sale of the business, which is subject to the finalization of certain purchase price adjustments. In the first quarter of fiscal 2025, the company recorded a loss in Other expenses / (income) of $25 million ($19 million after tax, or $.06 per share) on the sale of its Pop Secret popcorn business. In the nine-month period of fiscal 2025, the total aggregate impact of charges associated with divestitures was $25 million ($34 million after tax, or $.11 per share).
(5)In the third quarter of fiscal 2025, the company recorded litigation expenses in Administrative expenses of $4 million ($4 million after tax, or $.01 per share) related to the Plum baby food and snacks business (Plum), which was divested on May 3, 2021, and certain other litigation matters. In the nine-month period of fiscal 2025, the company recorded litigation expenses in Administrative expenses of $6 million ($6 million after tax, or $.02 per share) related to Plum and certain other litigation matters. In the nine-month period of fiscal 2024, the company recorded litigation expenses in Administrative expenses of $3 million ($3 million after tax, or $.01 per share) related to Plum. For the year ended July 28, 2024, the company recorded litigation expenses in Administrative expenses of $5 million ($5 million after tax, $.02 per share) related to Plum and certain other litigation matters.
(6)In the third quarter of fiscal 2025, the company performed an interim impairment assessment on the Snyder's of Hanover trademark within the Snacks segment and recognized an impairment charge of $150 million ($112 million after tax, or $.37 per share) on the trademark.
In the second quarter of fiscal 2025, the company performed an interim impairment assessment on certain salty snacks and cookie trademarks within the Snacks segment, including Tom's, Jays, Kruncher's, O-Ke-Doke, Stella D'oro and Archway, collectively referred to as the company's "Allied brands," and recognized an impairment charge of $15 million on the trademarks.
In the second quarter of fiscal 2025, the company performed an interim impairment assessment on the Late July trademark within the Snacks segment and recognized an impairment charge of $11 million on the trademark.
In the second quarter of fiscal 2025, the total aggregate impact of the impairment charges was $26 million ($19 million after tax, or $.06 per share). In the nine-month period of fiscal 2025, the total aggregate impact of the impairment charges was $176 million ($131 million after tax, or $.44 per share).
In the fourth quarter of fiscal 2024, the company recognized an impairment charge of $53 million on the Allied brands trademarks.
In the fourth quarter of fiscal 2024, the company performed an impairment assessment on the assets in the Pop Secret popcorn business within the Snacks segment as sales and operating performance were below expectations due in part to competitive pressure and reduced margins, and as the company pursued divesting the business. As a result of these factors, in the fourth quarter of fiscal 2024, the company lowered the long-term outlook for the business and recognized an impairment charge of $76 million on the trademark. The sale of the business was completed on August 26, 2024.
For the year ended July 28, 2024, the total aggregate impact of the impairment charges was $129 million ($98 million after tax, or $.33 per share).
The charges were included in Other expenses / (income).
(7)In the nine-month period of fiscal 2025, the company recorded insurance recoveries in Administrative expenses of $1 million ($1 million after tax) related to related to the cybersecurity incident that was identified in the fourth quarter of fiscal 2023. In the nine-moth period of fiscal 2024, the company recorded costs of $2 million in Cost of products sold and $1 million in Administrative expenses (aggregate impact of $2 million after tax, or $.01 per share) related to the cybersecurity incident.
(8)In the nine-month period of fiscal 2025, the company recognized an actuarial loss in Other expenses / (income) of $2 million ($1 million after tax) related to an interim remeasurement of a postretirement plan due to a plan amendment. For the year ended July 28, 2024, the company recognized actuarial losses on pension and postretirement plans in Other expenses / (income) of $33 million ($25 million after tax, or $.08 per share).
(9)In the first quarter of fiscal 2024, the company announced its intent to acquire Sovos Brands, Inc. and on March 12, 2024, the acquisition closed. In the third quarter of fiscal 2024, the company incurred $93 million of costs associated with the acquisition, of which $16 million was recorded in Restructuring charges, $39 million in Administrative expenses, $16 million in Other expenses / (income), $2 million in Marketing and selling expenses, $2 million in Research and development expenses and $18 million in Cost of products sold, of which $17 million was associated with the acquisition date fair value adjustment for inventory. The company also recorded costs of $2 million in Interest expense related to costs associated with the Delayed Draw Term Loan Credit Agreement used to fund the acquisition.

The aggregate impact was $95 million, $81 million after tax, or $.27 per share. In the nine-month period of fiscal 2024, the company incurred $114 million of costs associated with the acquisition, of which $16 million was recorded in Restructuring charges, $39 million in Administrative expenses, $35 million in Other expenses / (income), $2 million in Marketing and selling expenses, $2 million in Research and development expenses, $18 million in Cost of products sold and $2 million in Interest expense. The aggregate after-tax impact was $98 million, or $.33 per share. For the year ended July 28, 2024, the company incurred $126 million of costs associated with the acquisition, of which $21 million was recorded in Restructuring charges, $47 million in Administrative expenses, $35 million in Other expenses / (income), $3 million in Marketing and selling expenses, $2 million in Research and development expenses, $18 million in Cost of products sold and $2 million in Interest expense. The aggregate impact was $128 million, $109 million after tax, or $.36 per share.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended			Nine Months Ended			Year Ended
(millions, except per share amounts)	April 27, 2025	April 28, 2024	Percent Change	April 27, 2025	April 28, 2024	Percent Change	July 28, 2024
Gross profit, as reported	$728	$732	(1)%	$2,414	$2,296	5%	$2,971
Gross profit margin, as reported	29.4%	30.9%	(150) pts	30.4%	31.3%	(90) pts	30.8%
Costs associated with cost savings and optimization initiatives (1)	7	3		25	9		26
Commodity mark-to-market losses (gains) (2)	10	(13)		(8)	(5)		22
Cybersecurity incident costs (recoveries) (7)	—	—		—	2		2
Costs associated with acquisition (9)	—	18		—	18		18
Adjusted Gross profit	$745	$740	1%	$2,431	$2,320	5%	$3,039
Adjusted Gross profit margin	30.1%	31.2%	(110) pts	30.6%	31.6%	(100) pts	31.5%

Marketing and selling expenses, as reported	$216	$206	5%	$722	$645	12%	$833
Costs associated with cost savings and optimization initiatives (1)	(9)	(6)		(19)	(9)		(9)
Costs associated with acquisition (9)	—	(2)		—	(2)		(3)
Adjusted Marketing and selling expenses	$207	$198	5%	$703	$634	11%	$821
Administrative expenses, as reported	$162	$208	(22)%	$502	$555	(10)%	$737
Costs associated with cost savings and optimization initiatives (1)	(8)	(13)		(27)	(47)		(54)
Certain litigation expenses (5)	(4)	—		(6)	(3)		(5)
Cybersecurity incident recoveries (costs) (7)	—	—		1	(1)		(1)
Costs associated with acquisition (9)	—	(39)		—	(39)		(47)
Adjusted Administrative expenses	$150	$156	(4)%	$470	$465	1%	$630
Research and development expenses, as reported	$23	$27		$74	$76		$102
Costs associated with cost savings and optimization initiatives (1)	(1)	(1)		(3)	(3)		(3)
Costs associated with acquisition (9)	—	(2)		—	(2)		(2)
Adjusted Research and development expenses	$22	$24		$71	$71		$97
Other expenses / (income), as reported	$160	$30		$244	$80		$261
Accelerated amortization (3)	(6)	(6)		(20)	(20)		(27)
Charges associated with divestitures (4)	—	—		(25)	—		—
Impairment charges (6)	(150)	—		(176)	—		(129)
Pension and postretirement actuarial losses (8)	—	—		(2)	—		(33)
Costs associated with acquisition (9)	—	(16)		—	(35)		(35)
Adjusted Other expenses / (income)	$4	$8		$21	$25		$37

	Three Months Ended			Nine Months Ended			Year Ended
(millions, except per share amounts)	April 27, 2025	April 28, 2024	Percent Change	April 27, 2025	April 28, 2024	Percent Change	July 28, 2024
Earnings before interest and taxes, as reported	$161	$248	(35)%	$855	$923	(7)%	$1,000
Costs associated with cost savings and optimization initiatives (1)	31	20		91	69		109
Commodity mark-to-market losses (gains) (2)	10	(13)		(8)	(5)		22
Accelerated amortization (3)	6	6		20	20		27
Charges associated with divestitures (4)	—	—		25	—		—
Certain litigation expenses (5)	4	—		6	3		5
Impairment charges (6)	150	—		176	—		129
Cybersecurity incident costs (recoveries) (7)	—	—		(1)	3		3
Pension and postretirement actuarial losses (8)	—	—		2	—		33
Costs associated with acquisition (9)	—	93		—	112		126
Adjusted Earnings before interest and taxes	$362	$354	2%	$1,166	$1,125	4%	$1,454
Interest, net, as reported	$80	$66		$243	$160		$243
Costs associated with acquisition (9)	—	(2)		—	(2)		(2)
Adjusted Interest, net	$80	$64		$243	$158		$241
Adjusted Earnings before taxes	$282	$290		$923	$967		$1,213
Taxes on earnings, as reported	$15	$49	(69)%	$155	$193	(20)%	$190
Effective income tax rate, as reported	18.5%	26.9%	(840) pts	25.3%	25.3%	— pts	25.1%
Costs associated with cost savings and optimization initiatives (1)	7	5		21	17		26
Commodity mark-to-market losses (gains) (2)	3	(3)		(2)	(1)		6
Accelerated amortization (3)	1	1		5	5		7
Charges associated with divestitures (4)	—	—		(9)	—		—
Certain litigation expenses (5)	—	—		—	—		—
Impairment charges (6)	38	—		45	—		31
Cybersecurity incident costs (recoveries) (7)	—	—		—	1		1
Pension and postretirement actuarial losses (8)	—	—		1	—		8
Costs associated with acquisition (9)	—	14		—	16		19
Adjusted Taxes on earnings	$64	$66	(3)%	$216	$231	(6)%	$288

	Three Months Ended			Nine Months Ended			Year Ended
(millions, except per share amounts)	April 27, 2025	April 28, 2024	Percent Change	April 27, 2025	April 28, 2024	Percent Change	July 28, 2024
Adjusted effective income tax rate	22.7%	22.8%	(10) pts	23.4%	23.9%	(50) pts	23.7%
Net earnings attributable to The Campbell's Company, as reported	$66	$133	(50)%	$457	$570	(20)%	$567
Costs associated with cost savings and optimization initiatives (1)	24	15		70	52		83
Commodity mark-to-market losses (gains) (2)	7	(10)		(6)	(4)		16
Accelerated amortization (3)	5	5		15	15		20
Charges associated with divestitures (4)	—	—		34	—		—
Certain litigation expenses (5)	4	—		6	3		5
Impairment charges (6)	112	—		131	—		98
Cybersecurity incident costs (recoveries) (7)	—	—		(1)	2		2
Pension and postretirement actuarial losses (8)	—	—		1	—		25
Costs associated with acquisition (9)	—	81		—	98		109
Adjusted Net earnings attributable to The Campbell's Company	$218	$224	(3)%	$707	$736	(4)%	$925
Diluted net earnings per share attributable to The Campbell's Company, as reported	$.22	$.44	(50)%	$1.52	$1.91	(20)%	$1.89
Costs associated with cost savings and optimization initiatives (1)	.08	.05		.23	.17		.28
Commodity mark-to-market losses (gains) (2)	.02	(.03)		(.02)	(.01)		.05
Accelerated amortization (3)	.02	.02		.05	.05		.07
Charges associated with divestitures (4)	—	—		.11	—		—
Certain litigation expenses (5)	.01	—		.02	.01		.02
Impairment charges (6)	.37	—		.44	—		.33
Cybersecurity incident costs (recoveries) (7)	—	—		—	.01		.01
Pension and postretirement actuarial losses (8)	—	—		—	—		.08
Costs associated with acquisition (9)	—	.27		—	.33		.36
Adjusted Diluted net earnings per share attributable to The Campbell's Company*	$.73	$.75	(3)%	$2.36	$2.46	(4)%	$3.08
*The sum of individual per share amounts may not add due to rounding.